UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2008

UTEK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	814-00203	59-3603677
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously announced, on September 12, 2008, UTEK Corporation entered into a Stock Purchase Agreement with Social Technologies Group, Inc., a Delaware corporation, pursuant to which UTEK agreed to issue 998,027 shares of its unregistered common stock, valued at approximately $10 million as of such date, to Social Technologies Group, Inc. in consideration for all of the shares of Social Technologies Group, Inc. which represent 100% of the issued and outstanding shares of Social Technologies Group, Inc.

On October 10, 2008, pursuant to the Stock Purchase Agreement, UTEK purchased Social Technologies, Inc. Pursuant to the Stock Purchase Agreement, UTEK delivered one half of the UTEK shares to Social Technologies, Inc.. The remaining UTEK shares will be delivered to an escrow agent to be held and distributed to Social Technologies’ shareholder if Social Technologies meets the revenue milestones. Such shares will be delivered in three installments: 12, 24 and 36 months after closing. Any shares not delivered to the Social Technologies shareholder will be returned to UTEK and cancelled. The stock purchase agreement restricts sales of the initial shares for 12 months following closing of the transaction. The initial shares and the remaining shares will be eligible to be sold pursuant to Rule 144 under the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

UTEK intends to amend this report to file the required financial statements reflecting the acquisition of Social Technologies Group, Inc. no later than 71 calendar days after the date that this report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

UTEK intends to amend this report to file the required pro forma financial statements reflecting the acquisition of Social Technologies Group, Inc. no later than 71 calendar days after the date that this report on Form 8-K must be filed.

Exhibit No.	Description

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTEK CORPORATION

Date: October 10, 2008	By:	/s/ Carole R. Wright
	Name:	Carole R. Wright
	Title:	Chief Financial Officer